Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Autolus Therapeutics plc

The Mediaworks

191 Wood Lane

London W12 7FP

United Kingdom

8 February 2024

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc – Form 8-K – Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the offering by the Company of 58,333,336 American Depositary Shares (the “ADSs”), each representing one ordinary share of nominal value US$0.000042 each (“Ordinary Shares”) in the capital of the Company (the “Offering”). The ADSs being offered in the Offering represent in aggregate 58,333,336 Ordinary Shares (the “New Ordinary Shares”). We have taken instructions solely from the Company.

1.2	We are rendering this letter at the request of the Company in connection with the Registration Statement and the Prospectus (each as defined below).

1.3

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus, and headings are for ease of reference only and shall not affect interpretation.

1.4

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1

a PDF copy of the shelf registration statement on Form S-3 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 8 February 2024 (as amended through the date hereof, the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”) which included a base prospectus (the “Prospectus”) relating to certain securities to be offered from time to time by the Company;

2.2

a PDF executed copy of a New York law governed underwriting agreement dated 8 February 2024 between the Company and Jefferies LLC and Truist Securities, Inc., as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”);

2.3

a PDF executed copy of a New York law governed deposit agreement dated 26 June 2018 (the “Deposit Agreement” and, together with the Underwriting Agreement, the “Agreements”), between the Company, Citibank, N.A., as depositary, and the Holders and Beneficial Owners (as such terms are defined therein) from time to time of the ADSs issued thereunder; and

Cooley (UK) LLP Dashwood 22 Bishopsgate London EC2N 4BQ, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

8 February 2024

Page Two

2.4

a PDF executed copy of a certificate dated 8 February 2024 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the current articles of association of the Company adopted on 26 June 2018 (the “Articles”);

(b)

a PDF copy of the certificate of incorporation of the Company dated 2 February 2018 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018;

(c)

a PDF executed copy of the minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 10 January 2020 at which it was resolved to, inter alia, approve and ratify the execution of the Deposit Agreement (the “2020 Board Minutes”);

(d)

a PDF executed copy of the minutes of a meeting of the Board held on 18 January 2024 at which it was resolved to, inter alia (i) proceed with the preparation, execution and filing with the SEC of the Registration Statement and any amendment or supplement to the Prospectus; and (ii) authorise the issue and sale by the Company of the securities registered pursuant to the Registration Statement, at the price and upon such terms as the Board or a committee of the Board shall approve (the “January 2024 Board Minutes”);

(e)

a PDF executed copy of the minutes of a meeting of the Board held on 4 February 2024 at which it was resolved to, inter alia, approve the Offering and various matters related thereto (the “February 2024 Board Minutes”); and

(f)

a PDF executed copy of the minutes of a meeting of the Board held on 7 February 2024 at which it was resolved to, inter alia, (i) approve the Offering, (ii) approve the entry into the Underwriting Agreement and (iii) authorise Dr. Christian Itin to set the final price per ADS under the Offering and to authorise the allotment and issue of the New Ordinary Shares (together with the 2020 Board Minutes, the January 2024 Board Minutes and the February 2024 Board Minutes, the “Board Minutes”);

(g)	an email confirmation from Dr. Christian Itin dated 8 February 2024 confirming the price of the Offering and the number of New Ordinary Shares to be allotted and issued under the Offering; and

(h)

a PDF executed copy of an extract of the resolutions passed at the annual general meeting of the Company held on 28 June 2022 (the “2022 AGM”) at which it was resolved, inter alia, to (i) authorise the Board for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares or grant rights to subscribe for, or convert any security into, shares of the Company up to a maximum aggregate nominal amount of $8,400 and (ii) empower the Board to allot equity securities for cash up to a maximum aggregate nominal amount of $8,400 as if section 561(1) of the Companies Act did not apply to the allotment (the “Shareholder Resolutions”).

8 February 2024

Page Three

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:29 a.m. (London time) on 8 February 2024 (the “Companies House Search”); and

3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:03 a.m. (London time) on 8 February 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that, as at the date of this letter, the New Ordinary Shares, once they have been allotted and issued, delivered and paid for in accordance with the provisions of the Underwriting Agreement and registered in the name of the recipient in the register of members of the Company will be duly and validly issued, fully paid and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.3	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of this letter and as at the date on which the Company allots and issues the New Ordinary Shares (the “Allotment Date”);

5.7

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received prior to the Allotment Date;

5.8	the Articles remain in full force and effect as at the date of this letter and as at the Allotment Date and no alteration has been made or will be made to the Articles;

8 February 2024

Page Four

5.9	to the extent that the obligations of the Company under either of the Agreements may be dependent upon such matters, each of the parties to the Agreements:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform each of the Agreements;

(d)

is duly qualified to engage in the activities contemplated by each of the Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under each of the Agreements;

(e)	is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction specified in each of the Agreements and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at the Allotment Date;

5.10	each of the Agreements remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter and as at the Allotment Date;

5.11	each of the persons executing each of the Agreements on behalf of the relevant parties thereto executed an identical final version of each such document, in each case in the form reviewed by us;

5.12

the Agreements (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Agreements will remain in full force and effect as at the date of this letter and the Allotment Date;

5.13

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of each of the Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Agreements;

5.14

in relation to each of the Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each of the Agreements and all obligations thereunder have been entered into and the ADSs will be offered and the New Ordinary Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.15	except to the extent expressly set out in the opinion given in this letter, all requirements and conditions precedent for each of the Agreements to be entered into have been satisfied;

5.16

each of the Agreements reflects the commercial intentions of the parties thereto and each party has made its own independent decision to enter into each of the Agreements and that in respect of each of the parties to each of the Agreements there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence;

8 February 2024

Page Five

5.17

the Company and each party to each of the Agreements is and will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.18

the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to the Allotment Date, and the Prospectus has been filed with the SEC;

5.19

the Board Minutes referred to in paragraph 2.4 (Documents) are a true record of the proceedings described therein, and that the each of the meetings recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter and the Allotment Date;

5.20

the 2022 AGM was duly convened and held on 28 June 2022 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and will remain so as at the Allotment Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits as at the date of this letter and the Allotment Date;

5.21

all of the New Ordinary Shares will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the Shareholder Resolutions, and that that authority and power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of all of the New Ordinary Shares;

5.22

the Company has and will comply with all applicable laws to allot and issue the New Ordinary Shares and the Company will receive such amounts as “cash consideration” (as defined in section 583(3) of the Companies Act) as are necessary to fully pay the nominal value of the New Ordinary Shares and any applicable share premium;

5.23	any power of attorney has not been revoked or amended and is in full force and effect and will remain so as at the Allotment Date;

5.24

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.25

there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the New Ordinary Shares;

8 February 2024

Page Six

5.26

as at the date of this letter and the Allotment Date, the Company has not and will not have taken any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution or reorganisation of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not be unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in the Agreements, the Registration Statement or the Prospectus, nor is or will the Company become insolvent or has been or will be dissolved;

5.27

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed, and will remain so on the Allotment Date;

5.28

there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this letter, such laws have been and will be complied with;

5.29

we note that the Agreements each provides that it is to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Agreements under the laws of the State of New York, and we have made no investigation of such meaning or import. Therefore, our review of the Agreements has been limited to its terms as they appear to us on their face. We have assumed that the choice of the laws of the State of New York in the Agreements is valid as a matter of the laws of the State of New York and the Agreements and each of their respective provisions are valid, binding and enforceable under the laws of the State of New York and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under the laws of the State of New York, any court named in the forum selection clauses of the Agreements will have jurisdiction over the parties and the subject matter of any action brought in that court under the Agreements;

5.30

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinion given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.31

except to the extent expressly set out in the opinion given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of either of the Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.32

each person involved in or dealing with the Company in connection with the Offering which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) is an authorised person or exempt person under the FSMA;

5.33

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the FSMA, Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the ADSs or the New Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

8 February 2024

Page Seven

5.34	in issuing the New Ordinary Shares, the Company is and will not be carrying on a regulated activity for the purposes of section of FSMA;

5.35

all applicable provisions of Regulation (EU) No 596/2014 as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs or the New Ordinary Shares or otherwise in relation to each of the Agreements and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.36

the Company’s place of central management and control is not, and will not be as at the Allotment Date, the United Kingdom, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

5.37

no application has been or will be made for any ADSs or New Ordinary Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion stated in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

8 February 2024

Page Eight

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement or the Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)

a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5

Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

8 February 2024

Page Nine

7.6

If (a) a party to either of the Agreements is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) any party to either of the Agreements is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of any party to either of the Agreements is otherwise affected by Sanctions, then the rights and obligations of such person under the relevant Agreement may be void and/or unenforceable.

7.7	We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the Agreements or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Prospectus and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Company’s current report on Form 8-K to be filed with the SEC on the date of this letter. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, other than for the purpose set out in above in paragraph 8.1, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP